Exhibit 10.1

TWELFTH AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This Twelfth Amendment to Loan and Security Agreement is entered into as of January 28, 2020 (the “Amendment”), by and between EAST WEST BANK (“Bank”), IDENTIV, INC. (“Parent”) and THURSBY SOFTWARE SYSTEMS, LLC (“TSS”). TSS and Parent are also referred to herein individually as a “Borrower” and collectively as the “Borrowers”.

RECITALS

Borrowers and Bank are parties to that certain Loan and Security Agreement dated as of February 8, 2017, as amended from time to time, including pursuant to that certain First Amendment to Loan and Security Agreement dated as of March 27, 2017, that certain Second Amendment to Loan and Security Agreement dated as of December 19, 2017, that certain Third Amendment to Loan and Security Agreement dated as of January 30, 2018, and that certain Fourth Amendment to Loan and Security Agreement dated as of February 5, 2018, that certain Fifth Amendment to Loan and Security Agreement dated as of March 6, 2018, that certain Sixth Amendment to Loan and Security Agreement dated as of April 14, 2018, that certain Seventh Amendment to Loan and Security Agreement dated as of July 17, 2018, that certain Eighth Amendment to Loan and Security Agreement dated as of November 1, 2018, that certain Ninth Amendment to Loan and Security Agreement dated as of January 2, 2019, that certain Tenth Amendment to Loan and Security Agreement dated as of February 6, 2019 and that certain Eleventh Amendment to Loan and Security Agreement dated as of March 28, 2019 (collectively, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms set forth herein.

NOW, THEREFORE, the parties agree as follows:

1.    The following definitions set forth in Section 1.1 of the Agreement are added, or amended and restated in their entirety to read as follows:

“Borrowing Base” means an amount equal to (i) eighty five percent (85%) of Eligible Accounts plus (ii) fifty percent (50%) of Eligible Inventory, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrowers; provided however, (x) the total amount of the Borrowing Base with respect to clause (ii) above shall not exceed (A) at any time while the Term Loan is outstanding, the lesser of Seven Million Seven Hundred Seventy Five Thousand Dollars ($7,750,000) or fifty percent (50%) of the total Borrowing Base, or (B) at any other time, the lesser of Ten Million Dollars ($10,000,000) or fifty percent (50%) of the total Borrowing Base; (y) any Borrowing Base that is based on an Off-Cycle Borrowing Base Certificate shall retain the amount of Eligible Inventory determined by the most recent Routine Borrowing Base Certificate and any ineligible Accounts stated in such Routine Borrowing Base Certificate shall also be carried over into the Off-Cycle Borrowing Base Certificate; and (z) the Borrowing Base may be revised from time to time by Bank following each Collateral audit or as Bank deems necessary in Bank’s reasonable judgment and after commercially reasonable notice thereof to Borrowers.

“Credit Extension” means each Advance, the extension of the Term Loan on the Term Loan Date or any other extension of credit by Bank for the benefit of Borrowers hereunder.

“EBITDA” means Borrowers’ earnings before interest, taxes, depreciation and amortization expenses, determined in accordance with GAAP, and excludes provision (benefit) for, net income (loss) attributable to non-controlling interest, foreign currency losses (gains), impairment of goodwill, stock-based compensation, non-cash expense (gains), one-time expenses not to exceed $200,000 per fiscal quarter, and restructuring and severance expenses not to exceed (x) $1,000,000 for quarter ending March 31, 2020 and (y) $1,000,000 for quarter ending June 30, 2020, and (z) $300,000 for each fiscal quarter thereafter.

“Fixed Charge Coverage Ratio” means, as of any particular measurement date (the “Measurement Date”), a ratio of (a) EBITDA minus (i) the amount of non-financed capital expenditures, minus (ii) taxes paid or payable in cash to (b) the sum of (i) all interest payments paid or payable on all Credit Extensions plus (ii) $3,000,000, with each of the foregoing calculated for the twelve month period ending on the Measurement Date, and determined in accordance with GAAP.

“Revolving Line” means a credit extension of up to Fifteen Million Five Hundred Thousand Dollars ($15,500,000), provided however, that upon the repayment of the Term Loan and if on the date of such repayment (i) Borrowers have been in complete compliance with all covenants set forth in Section 6.9 of the Agreement prior to such date and (ii) no Event of Default has occurred that is continuing on such date, the “Revolving Line” shall mean at any time on or after such date a credit extension of up to Twenty Million Dollars ($20,000,000).

2.    Clause (c) of the defined term “Eligible Accounts” set forth in Section 1.1 of the Agreement is amended and restated in its entirety to read as follows:

(c)    Accounts with respect to an account debtor, fifty percent (50%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;

3.    The following is added as a new subsection (b) following the end of Section 2.1(a) of the Agreement:

(b)    Term Loan.

(i)    Subject to and upon the terms and conditions of this Agreement, on January 29, 2020 (the “Term Loan Date”), Bank shall make a single cash advance to Borrower in the original principal amount of Four Million Five Hundred Thousand Dollars ($4,500,000) (the “Term Loan”), the proceeds of which shall be applied to repay in full any overadvance under Section 2.2 that is outstanding on such date.

(ii)    Interest shall accrue from the Term Loan Date of the Term Loan at the rate specified in Section 2.3, and shall be payable monthly on the first day of each month so long as the Term Loan is outstanding. Borrower shall make monthly principal payments in the amount of Two Hundred Fifty Thousand Dollars ($250,000) on the first day of each month beginning on February 1, 2020, and continuing on the first day of each month thereafter through the first anniversary of the Term Loan Date (the “Term Loan Maturity Date”), at which time all amounts owing under this Section 2.1(b) shall be immediately due and payable. The Term Loan, once repaid, may not be reborrowed. Borrowers may prepay the Term Loan without penalty or premium at any time.

4.    The following is added as a new clause (ii) to the end of Section 2.3(a) of the Agreement:

(ii) Term Loan. Except as set forth in Section 2.3(b), the Term Loan shall bear interest, on the outstanding Daily Balance thereof, at a per annum rate equal to two and one quarter percent (2.25%) plus the greater of (x) the Prime Rate or (y) four and three quarters percent (4.75%).

5.    The following is added as a new subsection (d) to the end of Section 2.6 of the Agreement:

(d)    Backend Fee. On the earlier to occur of the date the Term Loan is repaid or becomes due and payable, Borrower shall pay to Bank a cash fee in the amount of $45,000, which is fully earned and nonrefundable as of the Term Loan Date.

6.    The following is added as a new subsection (d) to the end of Section 6.9 of the Agreement:

(d)    Fixed Charge Coverage Ratio. For so long as the Term Loan is outstanding, Borrower shall maintain a Fixed Charge Coverage Ratio of at least 1.15 : 1.00, measured on a quarterly basis, beginning with the calendar quarter ending March 31, 2020.

7.    Exhibit C (Borrowing Base Certificate) to the Agreement is replaced in its entirety with the Exhibit C separately provided by Bank to Borrower on or around the date hereof.

8.    Exhibit D to the Agreement is replaced in its entirety with the Exhibit D attached hereto.

9.    Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Each Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

10.    Each Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

11.    The Bank acknowledges and agrees that following the application of the Term Loan proceeds in accordance with Section 2.1(b)(i) of the Agreement (as set forth herein) and the effectiveness of this Amendment, the overadvance (disclosed to the Bank by the Borrowers prior to the Term Loan Date) pursuant to Section 2.2 of the Agreement and any violation of the terms of Section 2.2 with respect to such overadvance is hereby waived. The Borrowers hereby acknowledge and agree that any future violation of Section 2.2, or any other prior or present violation of Section 2.2, or any other failure by Borrowers to perform their obligations under the Loan Documents are not subject to any such waiver and that there is no course of conduct between the parties that would alter in any way the obligations of the Borrowers to the Bank.

12.    This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original hereof. Notwithstanding the foregoing, Borrowers shall deliver all original signed documents requested by Bank no later than five (5) Business Days following the date of execution.

13.    As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)    this Amendment, duly executed by Borrowers;

(b)    payment of an amendment and facility fee in the amount of $40,000 plus all Bank Expenses incurred through the date of this Amendment; and

(c)    such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

IDENTIV, INC.

By: /s/ Sandra Wallach

Name: Sandra Wallach

Title: CFO

THURSBY SOFTWARE SYSTEMS, LLC

By: /s/ Sandra Wallach

Name: Sandra Wallach

Title: CFO

EAST WEST BANK

By: /s/ Kelvin Chan

Name: Kelvin Chan

Title: Managing Director

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:          EAST WEST BANK

FROM:    IDENTIV, INC.

The undersigned authorized officer of IDENTIV, INC., on behalf of itself and all other Borrowers, hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrowers and Bank (the “Agreement”), (i) each Borrower is in complete compliance for the period ending                      with all required covenants except as noted below and (ii) all representations and warranties of Borrowers stated in the Agreement are true and correct as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that the annual financial statements are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and such other financial information is prepared consistently from one period to the next; except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Borrowing Base Certificate	Monthly within 20 days	Yes	No
A/R & A/P Agings	Monthly within 20 days	Yes	No
Inventory report	Monthly within 20 days	Yes	No
Compliance Certificate	Monthly within 20 days	Yes	No
Monthly financial statements with compliance certificate	Monthly within 30 days	Yes	No
Annual financial statements (CPA Audited)	Annually within 180 days of fiscal year end	Yes	No
Annual operating budget, sales projections and operating plans approved by board of directors	Annually no later than 30 days prior to the beginning of each fiscal year	Yes	No
Contact/address list of Borrowers’ account debtors	Within 30 days of FYE	Yes	No
A/R and Collateral Audit	Annual	Yes	No
Deposit balances with Bank	$	Yes	No
Deposit balance outside Bank	$

Financial Covenant	Required	Actual	Complies
Minimum Unrestricted Cash	$4,000,000	$	Yes	No
Minimum trailing 3 month EBITDA	$300,000	$	Yes	No
Minimum Fixed Charge Coverage Ratio (while Term Loan is outstanding)	1.15 : 1.00	: 1.00	Yes	No

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:

Sincerely,	AUTHORIZED SIGNER
Date:

SIGNATURE	Verified:
AUTHORIZED SIGNER
TITLE	Date:

DATE	Compliance Status Yes No